As filed with the Securities and Exchange Commission
                        March 13, 2002 File No. 333-75272

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 1
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             COMMERCIAL EVALUATIONS
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)



            Nevada                                               88-0477246
 ------------------------------                               -----------------
(State or Other Jurisdiction of                              (IRS Employer
 Incorporation or Organization)                              Identification No.)


                   2320 Paseo Del Prado, Building B, Suite 205
                               Las Vegas, NV 89102
                                 (702) 866-6029
         --------------------------------------------------------------
        (Address and telephone number of registrant's principal offices)

                           Robert Barcelon, President
                          COMMERCIAL EVALUATIONS, INC.
                   2320 Paseo Del Prado, Building B, Suite 205
                               Las Vegas, NV 89102
                                 (702) 866-6029
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
                       Thomas C. Cook and Associates, Ltd.
                              Thomas C. Cook, Esq.
                              4955 S. Durango Drive
                                    Suite 214
                             Las Vegas, Nevada 89113
                                 (702) 952-8519

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                 CALCULATION OF REGISTRATION FEE

Title of Securities     Amount to         Proposed Maximum     Proposed Maximum         Amount of
 to be registered       be registered     Offering Price       Aggregate Offering      Registration
                                          per share                  Price                 Fee
  -------------         -------------     -------------          -------------         -------------
   Common Stock        400,000 shares      $0.15                   $60,000                 $15

The number of shares to be registered is estimated solely for the purpose of calculating the registration fee.

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                      Subject to completion March 13, 2002

                                       2

                                   PROSPECTUS

                                     $60,000
                          COMMERCIAL EVALUATIONS, INC.
                                  COMMON STOCK

This is Commercial Evaluations, Inc.'s ("CEI"'s) Initial Public Offering. We are offering 400,000 shares of common stock. The public offering price is $0.15 per share. No public market currently exists for our shares. We were formed in 1994 and the mortgage activities began February 29, 2000.

See Risk Factors for certain information you should consider before you purchase the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares are offered on a best efforts, all or nothing basis directly through our officers and directors. No commission or other compensation related to the sale of the shares will be paid to any of our officers or directors. The proceeds of the offering will be placed and held in a trust account at Thomas C. Cook and Associates, Ltd. until $60,000 in cash has been received as proceeds from sale of shares. If we do not receive all of the proceeds within 120 days from the effective date of this prospectus, unless extended by us for up to an additional 60 days, your investment will be promptly returned to you without interest and without any deductions. We may terminate this offering prior to the expiration date.



                   Price to Public       Commissions      Proceeds to Company*
                   ---------------       -----------      -------------------

Per Share               $0.15               $-0-                 $0.15

Offering                $60,000             $-0-                 $60,000



*Approximately $4,000 of the proceeds will be used to pay for filing fees, legal, accounting, printing and advertising. Net proceeds to Commercial Evaluations, Inc. are estimated to be $56,000.

The date of this Prospectus is March 13, 2002.

                                Table of Contents



--------------------------------------------------------------------------------

Prospectus Summary                                                    4
Risk Factors                                                          5
Forward Looking Statements                                            7
Use of Proceeds                                                       8
Determination of Offering Price                                       9
Dilution                                                              9
Management's Discussion and Analysis of Financial Condition           9
Description of Business                                              12
     General                                                         12
     Organizer                                                       12
     Nature of Business                                              12
     Facilities                                                      13
     Employees                                                       14
     Legal Proceedings                                               14
Management                                                           16
Executive Compensation                                               17
Certain Transactions                                                 17
Security Ownership of Certain Beneficial Owners
 and Management                                                      17
Description of Securities                                            18
Shares Eligible for Future Sale                                      19
Plan of Distribution                                                 21
Legal Matters                                                        22
Experts                                                              22
Additional Information                                               22
Financial Statements                                                 F-1
Indemnification of Directors and Officers                            23
Other expenses of issuance and distribution.                         23
Recent sales of unregistered securities                              24
Exhibits.                                                            24
Undertakings                                                         24
Signatures                                                           25

                               PROSPECTUS SUMMARY

THE COMPANY

This is Commercial Evaluations, Inc.'s Initial Public Offering. We are Offering 400,000 shares of common stock. The public Offering price is $0.15 per share. No public market currently exists for our shares. We were formed in 1994 and the mortgage activities began February 29, 2000.

The predecessor company to Commercial Evaluations, Inc. (CEI) was organized as a Nevada corporation as ZXS, Inc. on June 7, 1994. The name was changed on February 29, 2000. We operate as a "net branch office" of a mortgage bank operating under a Nevada exemption, Nevada Revised Statutes (NRS) 645E.15(6)(a). A net branch office does not possess its own mortgage license. Under an exclusive net branch agreement with SkoFed Mortgage Funding Corporation, we pay a fee on each loan closed. SkoFed is licensed with the State of Nevada as a primary mortgage company. As a net branch office, we operate under the supervision of SkoFed and is shielded from liabilities associated with being a primary mortgage company, such as the liabilities associated with the approval or disapproval of loans, state and federal audits and the potential for having to repurchase loans (all of which are the responsibility of SkoFed). We may broker any mortgage loans to any lending source in which a brokerage fee would be collected. We cannot enter into any other contracts with wholesale lenders, cannot fund loans from any other source than SkoFed and cannot solicit funds from private investors directly. These activities are reserved for licensed mortgage companies. We are responsible for payment of all costs attributed to the operation and receives a net check at the close of each transaction. Our primary function will be to arrange mortgage loans for consumers for the purchase of residential real estate in the short-term (currently and for the next 12 months); however, wholesale mortgage-banking services, construction lending brokering services and commercial loan brokering services are planned for the long-term.

We plan to use the $56,000 net proceeds from this offering to increase advertising in Nevada publications, hire administrative personnel to assist additional contract brokers, train new contract brokers, purchase computer equipment primarily for web site marketing and communication, and add to working capital primarily as a reserve for acquiring additional office space for hiring news contract brokers.

Prior to the offering, we recorded increases in mortgage loans for the 12-month period ended December 31, 2001 to $15,428,455 with gross fees of $314,481, compared with a seven-month partial period of similar operations with similar number of brokers for the period ended December 31, 2000 of mortgage loans of $2,766,653 and gross fees of $89,457. Revenues for the 12-months of 2001 ending December 31 were $336,373 compared with $64,119 for the seven operational months of 2000. The net loss for 2001 was $10,521 or a net loss of two cents per share compared with a net loss of $58,905 or a net loss per share of 11 cents for the seven months of 2000. Based on the fourth quarter of 2001 ended December 31 and a review of the first six weeks of 2002 ended February 15, we believe that trends are increasing and that contract brokers can be hired without significant additional funds. In the fourth quarter of 2001, net income was $5,842, equal to one cent per share on revenue of $136,343. The fourth quarter of 2000's net loss was $18,672, equal a net loss of $.04 per share, on revenues of $12,918. Should this offering not be completed, office space can be acquired from SkoFed at rates that can be supported by expected business and that cash flow will support operations and contribute to net income for the short-term (12 months) and long-term (two to five years). For example, we agreed to hire eight mortgage brokers late in the fourth quarter to start in the first quarter of 2002. Additional office space to accommodate these additions is approximately $2,200 per month while the new eight brokers are expected to generate $50,000 in gross fees per month. As of February 15, 2002, these eight brokers' backgrounds were cleared and they all were working for us. Funds from this offering will allow for more rapid expansion and an opportunity for increased mortgage processing, commissions and net income. No such performance can be guaranteed, however.

                                  RISK FACTORS

Investing in our stock is very risky and you should be able to bear a complete loss of your investment. Please read the following risk factors closely. Purchase of the shares offered hereby involves certain risks. Prospective purchasers should consider, among other things, the following before making a decision to purchase any securities being offered.

We have a very limited operating history to evaluate an investment in this offering.

Commercial Evaluations, Inc., was formed on June 7, 1994. We began our mortgage activities on February 29, 2000, and have had modestly growing revenues from operations and the initial capitalization by our founders. Accordingly, there can be no assurance that we will generate revenues in the future or that we will operate at a profitable level.

You may lose your entire investment.

The shares being offered are highly speculative and involve a high degree of risk and should not be purchased by any person who cannot afford the loss of his entire investment. A purchase of our stock in this offering would be unsuitable for a person who cannot afford to lose his entire investment.

Your investment will suffer immediate dilution.

Assuming the sale of all the shares being offered, the net tangible book value of our shares would then be approximately $0.080 per share compared to the $0.15 public offering price. Accordingly, persons purchasing common stock in this offering if all the shares offered are sold would then suffer a ($0.069) per share dilution to the net tangible book value of their shares.

We may have to raise additional funds in the future.

The funds raised by this offering may not be adequate for our operational needs. Therefore, we may need to raise additional funds. Even if all of the 400,000 Shares offered hereby are sold, the funds available to us may not be adequate for us to be competitive in the industry. There is no assurance that additional funds will be available from any source when we need it for expansion; and, if not available, we may not be able to expand our operation as rapidly as we could if such financing were available. If additional shares were issued to obtain financing, investors in this offering would suffer a dilutive effect on their percentage of stock ownership in our company.

The use of a portion of the proceeds for "working capital" from this offering will be at the discretion of management. Therefore, if we do not use our discretion wisely, our long-term success could suffer.

Although a portion of the net proceeds of this offering is intended for specific uses, the balance will be available for whatever management deems appropriate for our future success. Generally, this will include:

(a) working capital;
(b) fees associated with our future capitalization strategy; and
(c) general corporate purposes.

Therefore, the application of the net proceeds of this offering is substantially within the discretion of our management. You will be relying on our management and business judgment based only upon limited information about our specific intentions. Achieving our financial and strategic objectives cannot be guaranteed with the application of the net proceeds of this offering.

Purchasers in this offering will have a limited voice in our affairs.

Currently, officers and directors as a group directly own 500,000 shares of common stock or 100% of the 500,000 shares of common stock outstanding. Assuming all 400,000 shares of this offering are sold, the officers and directors will still directly own 55.56% of the issued and outstanding common stock - giving the individual investor a limited say in matters relating to our direction and management. Therefore, the decision-making ability of the acting management team will play a major role in determining our future health.

This offering is being sold on an all or nothing, best efforts basis.

We are offering the shares on an all or nothing, best efforts basis, and no individual, firm or corporation has agreed to purchase or take down any of the offered shares. No assurance can be given that any or all of the shares will be sold. We shall deposit in a trust account the funds received from the purchase of shares sold. In the event that the offering of $60,000 is not received within one hundred eighty (180) days of the effective date of this registration statement, the proceeds so collected will be refunded to investors without deducting expenses. During this escrow period, you will not have use of nor derive benefits from the money you have invested which is held in escrow.

Investors will not earn interest on their money invested with us while it is in escrow.

Investors will not receive any return on their money submitted with their subscription should the minimum offering requirement be reached. At the close of escrow, all subscriptions and any income received thereon will be paid directly to us. Should the offering not be reached, interest will not be paid up to the date the funds are removed from escrow. It could take 180 days to receive back one's initial investment because subscriptions are irrevocable during the offering period.

The value of your investment may decrease between the time you invest and the time a certificate is issued to you.

Investors could lose money because the market value of our shares might decrease between the date that we close the offering and when we provide you with certificates thirty days later. An investor is unable to sell their shares of stock until they are physically in the possession of the stockbroker with whom he or she is placing the sell order. However, trading in our common stock may occur prior to the receipt of your certificate. Therefore, the price offered for our common stock may be lower at the time your certificates are issued than at the time your investment was first made resulting in a loss of part or all of your investment.

We will not pay dividends in the foreseeable future.

We do not anticipate paying dividends on our common stock in the foreseeable future but do plan to retain earnings, if any, for the operation and expansion of our business. (See Description of Common Stock)

Competition may adversely affect us.

We face substantial competition from numerous mortgage banking entities that have been in business longer than us and have substantially greater financial and personnel resources. There are 239 identified entities in Southern Nevada. The competition has an established share of the mortgage banking market. Both savings & loans and thrifts have ready access to substantial savings pools available for lending. We rely on Skofed. Our business may not be able to grow if our loan officers do not overcome these competitive disadvantages with personal service.

We must rely on outside experts for legal and accounting and their loss could affect us.

There are risks inherent in the transactions that we undertake, especially where we will be relying on others for legal and accounting advice. Should one or more of these outside experts experience difficulties, they may be difficult to replace.

A market may not develop for our company's stock because our company's common stock may not be included in a quotation system.

Before this offering, there has been no public trading market for our common stock. We seek to have our shares of common stock trade in the over-the-counter market on the NASD's Over-the-Counter Bulletin Board, an inter-dealer automated quotation system for equity securities not included in the Nasdaq's Small Cap Market or National Market. If we are unable to include our shares of common stock for quotation on the Bulletin Board we expect our shares to trade on the NQB Pink Sheets published by the Pink Sheets, LLC. Although the Bulletin Board has recently begun to receive greater recognition from the brokerage community, the trading volume of securities quoted on the Bulletin Board is normally substantially less than that of securities traded on the Nasdaq Small Cap Market and National Markets. Trading volume in Pink Sheet securities is substantially less than that of Bulletin Board securities.

You may have more difficulty selling our securities or obtaining price quotations than if our stock was listed on the Nasdaq or a national securities exchange, particularly if our shares are traded on the Pink Sheets. Because our common stock is not listed on any national securities exchange, our common stock may not be easily traded, not only in the amount of shares that could be bought and sold, but also through delays in the timing of transactions, and lower prices for our shares of common stock than might otherwise be obtained. Other drawbacks would include a reduction in the number of securities analysts who follow our common stock and a lack of news media coverage for our company.

A market may not develop for our company's common stock because no underwriters or broker/dealers have agreed to make a market in our stock.

We are not using an underwriter to sell this issuance, and cannot guarantee that any broker/dealer will make a market in our common stock. Making a market means maintaining buy and sell quotations and being able to fulfill transactions at those quoted prices and in reasonable quantities, subject to various securities laws and other regulatory requirements. The development of a public trading market depends on the existence of willing buyers and sellers, which we do not control. We cannot guarantee that a regular trading market for our common stock will develop after this offering or that, if developed, it will be sustained. The ability to withstand a potential loss of all or a portion of one's investment in this offering should be considered before making an investment decision.

The trading activity in our common stock may be hindered by the applicability of penny stock regulations.

Our common stock is subject to penny stock regulations and broker/dealer practices in connection with transactions in penny stocks, which are regulated by certain penny stock regulations adopted by the SEC. A penny stock generally is any equity security with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in the security is provided by the exchange or system). In addition, a security will be exempt from the penny stock regulations if the issuer of the security has (i) net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000 if the issuer has been in continuous operation for less than three years; or (ii) average revenue of at least $6,000,000 for the last three years. None of these exemptions currently apply to our Company.

The penny stock regulations require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the regulations, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock regulations generally require that prior to a transaction in a penny stock the broker/dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock regulations. Due to the fact that our common stock will be subject to these penny stock regulations, you may find it more difficult to sell your securities.

                           FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors.

Cautionary statements in the risk factors section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                                 USE OF PROCEEDS

The proceeds from the sale of the 400,000 shares of common stock offered by Commercial Evaluations, Inc., assuming the all or nothing, best efforts offering if completed at an initial public offering price of $0.15 per share, will be $60,000. We will receive net proceeds from this offering of approximately $56,000 after deducting the costs of this offering which are estimated at $4,000, including legal, accounting, filing fees, printing, advertising and transfer agent expenses.

We propose to use the net proceeds from this offering for the following purposes:



Total Proceeds
                                       Total Offering                 Percent
                                       --------------                 -------
Less: Offering Expenses                $ 60,000                        100.0%
                                         ======                        ======


Accounting                             $  1,500                          2.5%
Legal                                  $  1,000                          1.7%
Transfer Agent                         $    500                          0.8%
Copying & Advertising                  $    500                          0.8%
Other (Specify):
   Offering Filing Fees                $    500                          0.8%
                                       --------                         -----

Offering Expenses Total                $  4,000                          6.7%
Net Proceeds from Offering             $ 56,000                         93.3%

Use of Net Proceeds
                                       Total Net                      Total Net
                                       ---------                      Proceeds
                                                                      Percent
                                                                      --------
Advertising                            $ 30,000                         50.0%
Personnel                              $  9,000                         15.0%
Training costs                         $  7,000                         11.7%
Computer & Services                    $  5,000                          8.3%
Working Capital                        $  5,000                          8.3%
                                       --------                         -----
Net Proceeds Total                     $ 56,000                         93.3%

Offering Expenses                      $  4,000                          6.7%
                                       --------                          ----

TOTAL USE OF PROCEEDS                  $ 60,000                        100.0%
                                       ========                        ======



We anticipate expending these funds for the purposes indicated above. To the extent that expenditures are less than projected, the resulting balances will be retained and used for general working capital purposes or allocated according to the discretion of the Board of Directors. Conversely, to the extent that such expenditures require the utilization of funds in excess of the amounts anticipated, supplementing amounts may be drawn from other sources, including, but not limited to, general working capital and/or external financing. The net proceeds of this offering that are not expended immediately may be deposited in interest or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds or similar investments.

The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including employee wages, professional fees, expenses and other administrative costs.

Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations. Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.

                         DETERMINATION OF OFFERING PRICE

The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

                          DILUTION AND COMPARATIVE DATA

Net tangible book value is the amount that results from subtracting the total liabilities and intangible assets of an entity from its total assets. Dilution is the difference between the public offering price of a security such as the common stock, and its net tangible book value per share immediately after the offering, giving effect to the receipt of net proceeds in the offering. As of December 31, 2001, the net tangible book value of the company was $23,255, $0.0331 per share of common stock, prior to the offering of 400,000 shares of common stock at $0.15 per share (total offering, $60,000).

The following table illustrates the pro forma per share dilution that present shareholders will incur and the benefits to new shareholders assuming that all of the shares offered are sold.



     Public Offering price per share...............................$0.15

     Net tangible book value per share before Offering             $0.0331
     Net tangible book value per share after Offering              $0.0806*
     Increase (Decrease) in net tangible book value per share
         to new Shareholders after Offering                       ($0.0693)
     Increase to current Shareholders in net tangible
         book value per share after the Offering                   $0.0475


*After offering expenses are deducted.

The numbers used for present shareholders assumes that none of the present shareholders purchase additional shares in this offering.

Investors will have contributed $60,000 if the offering is completed, compared to $50,000 contributed by initial shareholders. Further, investors will only own 44.44% of the total shares.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

     The following discussion and analysis should be read in conjunction with the financial statements and accompanying notes contained elsewhere in this Prospectus.

     Commercial Evaluations, Inc. began its commercial operations in loan processing in June 2000. Previously, time was spent in organizing people and operations. Loan processing was delayed by the incapacity of a founder. There were only seven months of operations in 2000 compared with a full year of operations in 2001 as of December 31, 2001. Therefore, year-to-year comparisons are not relevant. Below is a table illustrating the mortgage loan closings for CEI from June 1, 2000 through December 31, 2001. For the only seven comparable months year-to-year (June through December), there were $2,766,653 mortgage loans closed in 2000, generating $89,457 in fees and $15,428,455 mortgage loans closed in the similar period in 2001, generating $314,481 in fees.

Loan Closings

-------- --------- -------- -------- ------- -------- -------- -------- ---------- -------- --------- -------- ----------
         Jan       Feb      Mar      Apr     May      Jun      Jul       Aug       Sep      Oct       Nov       Dec
-------- --------- -------- -------- ------- -------- -------- --------  --------- -------- --------- --------- ---------
                                                        92,150   128,520   117,325  130,100   124,969   178,000   135,709
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                       127,266   118,300   127,800  122,220    60,000   126,100   112,000
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                 119,310            102,300   127,500   111,084   142,500
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                                    131,580             83,420     30,000
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                                                       218,500
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------

-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
TOTAL                                                  219,416   366,130   245,125  486,200   312,469   717,104   420,209
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
FEES                                                     6,303     9,599     7,170   17,719    14,839    21,188    12,639
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
2001
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
           118,146  164,730  125,100 121,500  153,900  128,189   162,000   110,140  340,000   156,000   483,000   137,837
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
           240,000  178,650  130,561 134,883   92,547  101,250   195,500   136,852  203,000    82,300   122,900   130,400
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
           705,000   34,743          143,000  255,200  144,000    32,000   111,500  110,761    59,885    76,830   105,494
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                               94,400  104,646    86,000   165,300  120,000   152,000    82,321    75,110
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                 109,650   130,945  119,735    89,300    43,826    75,000
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                 180,000   122,000            229,300   121,000    49,000
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                 200,000   172,500             86,800   137,145   245,000
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                  94,000   112,730            256,500    77,600   109,200
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                 400,000                      136,000    94,450   103,499
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                                                        107,100   940,000
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                                                        194,412    89,725
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                                                        118,900   170,520
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                                                        160,000   315,000
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                                                        100,000    85,000
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                                                        126,000    15,000
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                                                        112,000   400,000
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                                                         25,000   134,707
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                                                         76,000    78,350
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                                                                  159,000
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                                                                  136,300
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
                                                                                                                  118,146
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------

-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
  TOTAL  1,063,146 378,123  255,661  399,383  596,047  478,085 1,459,150 1,061,967  893,496 1,744,043 2,948,981 4,150,373
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------
  FEES      26,914   11,726    8,580  12,216   15,901   15,778    27,310    29,223   24,015    28,321    41,977    72,520
-------- --------- -------- -------- ------- -------- -------- --------- --------- -------- --------- --------- ---------


1. The chart lists gross loan amounts. Commercial Evaluation receives a small brokerage fee on these loans. See "Average Loan Fee" below.

2. The average brokerage fee ("points") on these loans were: 3.23% in 2000, 2.04% in 2001 for an average of 2.22%.

                                       10

Liquidity

Cash at the end of 2001 was $12,413, which was $12,130 greater than cash at the beginning of the period. Minimal office equipment was purchased for new loan officers added during the period. Liquidity is expected to be sufficient to provide for additional equipment. No major expenditures are anticipated.

The Board of Directors elected to register this prospectus to provide for additional working capital to hire more loan officers and to expand the marketing program. Failure to close this offering will not impact current operations as depicted in the chart above. However, we will not be able to expand as rapidly as desired with the increased mortgage loan closings that would be anticipated with the addition of more loan officers and increased advertising and promotion.

Cash Flow

It is expected that the cash flow provided by these people will continue to be sufficient to support operations as currently defined. The successful closing of this offering is expected to increase cash flow beyond the expenditures required to support additional loan officers. The failure of the offering will not affect current operations, which generated an excess of $8,976 in cash over expenses in the fourth quarter ended December 31, 2001 compared with cash available at the beginning of the period.

Average Loan Fees

Mortgage loan closings are generally increasing as the chart above indicates. Current officers, directors and independent contractors made these closings. We collect 25% of the commissions on the first $500,000 of each loan officer's production, then 20% of the commission of each loan officer's production each month. The "points" or gross commission on each loan range between 1.5 and 5 depending on market conditions and the services provided on a particular loan. Officer and Director Robert Barcelon also acts as a broker and receives 100% of the gross commissions for mortgage loans he sells in reflection of his uncompensated service in these capacities over the past 19 months. This arrangement will be reviewed in June 2002 by the Board.

Results of Operations

The most recent quarterly results (October to December, 2001) saw mortgage loan closings at $8,843,397, the largest in the brief history of our company. This continues a trend of generally increasing quarterly mortgage loan closings since June 1, 2000. Revenues for the year ended December 31, 2001 were $336,373 compared with revenues of $64,119 in seven months of full-time mortgage operations in 2000. The net loss for 2001 was $10,521, equal to a net loss of two cents per share, compared with a net loss in seven months of 2000 of $58,905, equal to 11 cents per share. For the final three months of 2001, revenues were $136,343 compared with $12,918 in the fourth quarter of 2000. Net income for the fourth quarter of 2001 was $5,842, equal to one cent per share, compared with a net loss of $18,672, equal to a net loss of $.04 cents per share in the fourth quarter of 2000. Increased loan volume was higher in part because of lower interest rates prompting both purchase of new homes and refinancings and growth in the Southern Nevada region prompting new home building and higher mortgages on higher sales prices of existing home sales.

Material Events

1) This initial public offering of securities was filed after the audited financial statements were filed for December 31, 2001. 2) Eight new mortgage brokers were hired and began filing loan applications in February 2002. 3) Additional office space was leased for those brokers at a rent increase of approximately $2,200 per month. 4) A six-weeks review for the period ended February 15, 2002 was conducted by our auditor, Mark S. Sherman, CPA to confirm the trends of the fourth quarter of 2001. Revenue for the period was $80,072, compared with revenues of $136,343 for the entire 12 weeks of the fourth quarter of 2001. Net income for the first six weeks of 2002 was $11,556 equal to two cents per share, compared with net income of $6,363, equal to one cent per share for the entire 12 weeks of the fourth quarter of 2001. There were no comparable results for the first six weeks of 2001 since mortgage operations had not commenced in this period. January 2002 closings were higher because some of loans were processed during late November and December of 2001 and did not actually close until January 2002 due to the traditional holiday slowdowns in loan administration. 5) We are a principle in the purchase of a condominium for $43,500 and placed the property up for sale at $65,500. A purchaser is in escrow as of the filing of this offering. It is not expected that we will purchase property for our own account in the future. 6) There have been no other material events after the CPA review of the results of operations for the first six weeks of 2002 ended February 15.

Outlook

Regardless of the success of this offering, we expect to continue to generally increase its mortgage loan closing rate due to the increased exposure of our quality of service to others, increased marketing recognition with our existing limited funds, a robust housing economy in the Las Vegas area and its continued good relations with SkoFed. The successful completion of this offering provides us with additional capital to expand upon the solid base established in the previous 19 months of active operations in the mortgage lending business in Nevada. The known short-term (next 12 months) trends are for continued growth for Commercial Evaluations without commensurate addition of facilities or staff. Plans are to recruit brokers who have a proven "book" or "pipeline" of current business that has been generated elsewhere but to be closed with Commercial Evaluations sufficient to underwrite the rent and services required to support their business. Additional short-term office space is readily available adjacent to current offices from SkoFed. The long-term plan would be implemented when office space becomes unavailable for additional brokers. The effect of additional brokers is to increase our revenues and earnings with little impact on liquidity since the primary expense is for office space, which is on favorable terms from SkoFed. Each additional broker over the next 12 months would equate to $650 of increased overhead expense per month at the contracted rental rates while generating an average of $5,500 per month of revenue per broker based on management's analysis of the fourth quarter of 2001, the first six weeks of 2002, orders in the backlog as of Februrary 15, 2002 and increased projections based on the addition of eight new brokers as of February 15, 2002 compared with December 31, 2001. Should any of these estimates change, the result would be to reduce the number of brokers back to the current levels, which are profitable. No additional funds will be required to achieve these objectives in the short-term or the long-term. There will be no research or development, significant purchase of equipment or property or expansion into new product lines.


                             DESCRIPTION OF BUSINESS

General

The predecessor company to Commercial Evaluations, Inc., (CEI) was organized as a Nevada corporation as ZXS, Inc. on June 7, 1994. The name was changed on February 29, 2000. We operate as a net branch of a mortgage bank operating under a Nevada exemption, NRS 645E.15(6)(a). Under the net branch agreement with SkoFed Mortgage Funding Corporation, we pay rent or a fee on each loan closed. We are responsible for payment of all costs attributed to the operation and receive a net check at the close of each transaction. Our primary function will be to arrange mortgage loans for consumers for the purchase of residential real estate in the short-term (currently and for the next 12 months). In the long-term, however, wholesale mortgage-banking services, construction lending brokering services and commercial loan brokering services will also be offered.

The Organizer

Commercial Evaluations, Inc., President, Robert Barcelon, replaced founder Robert Kelly as an Organizer on November 27, 2001 due to Mr. Kelly's continued inability to participate in CEI's activities because of serious ill health. Mr. Barcelon has more than 27 years of experience in home construction and mortgage lending in the Las Vegas area.

The Nature of the Business

Residential Lending Services: In the residential lending service area, we derive fees that are paid by the borrower. We earn fees out of the gross proceeds of the residential loans, earns these fees. Fees assessed are comprised of an origination fee, processing fee, document preparation fee, inspection fee, and warehouse differential fees. Typically, we pay a commission to the independent contractor, or loan officer, responsible for originating the loan. Also, if a transaction involves a wholesale residential loan, we also remit a portion of the total fee to the originating mortgage company. The amount of any remittance varies according to the arrangement established with the originating mortgage company. Generally, SkoFed receives $400 per loan brokered out and .5 point on in-house loans by us. Processing fees, underwriting fees, tax service, wire fees, flood certificate costs are charged directly to the customer by SkoFed and are not reflected in our revenue or commission schedules.

Within this market, our approach to residential lending involves:
     (1) in the short-term (currently and for the next 12 months), locating potential borrowers, primarily through a retail approach whereby a staff loan officer meets directly with the consumer, or borrower, to arrange financing for the purchase or refinance of residential real estate, and;
     (2) in the long-term, funding of these residential loans, construction lending and commercial lending through use of funds made available to us by a warehouse bank provided by SkoFed. When we have 20 brokers concentrating on residential business, we will recruit up to five additional brokers with contacts in the wholesale line of business. For the foreseeable future, these commercial loans will be transacted through SkoFed. We expect that these types of brokers will be available along similar terms and conditions as residential brokers.

Government Regulation: Many of the financial products being offered will be governed by rules and regulations as set forth by the Department of Veteran Affairs (VA), the Department of Housing and Urban Development (HUD), the Federal Housing Authority (FHA), the Federal Home Loan Mortgage Corporation (FHLMC or Freddie Mac), the Federal National Mortgage Association (FNMA or Fannie Mae), and the Government National Mortgage Association (GNMA or Ginnie Mae).

As of the date of this filing, no substantive changes were being undertaken at the federal or state level with regard to these agencies and programs.

Facilities: Our principal address is 2320 Paseo Del Prado, Building B, Suite 205, Las Vegas, NV 89102. The lease agreement calls for a three-year lease with five monthly payments starting with October 1, 2001 at $1,474.40 and then $6,000 to be prorated for the remainder of the lease with 8% interest. The rent for months 7-12 calls for a base rent of $2,228.66 plus the prorated amount. The lease calls for annual increases of $0.05 per square foot. In January 2002, we agreed to lease additional office space from SkoFed for eight new mortgage brokers. The lease commitment is for $2,242.35 per month for 30 months.

Investment Policies:
     (1) Real Estate: We do not plan to use any of its capital to purchase any real property for speculative investment purposes.
     (2) Real Estate Mortgages: Although our purpose is to facilitate real estate finance in construction and permanent loans, we will not shelf/warehouse any of the loans. All real estate loans successfully closed will be transferred to one of SkoFed's warehouse banks.

Construction Lending Brokering Services: In the long-term, we plan to act as an intermediary between the builder who is seeking funds to complete his project and the financial institution who is willing to lend these funds. We will continue to transact business for construction loans through SkoFed for the foreseeable future. The benefits to placing a construction loan are not simply the fees generated by the construction loan, but by the built-in business that is secured through the residential mortgage banking services that are provided, subsequently, as the homes are sold to individual borrowers. When negotiating with a builder for construction financing, we obtain a forward commitment guaranteeing that the majority of residential loans are to be placed through our residential mortgage banking services area. As of December 31, 2001, residential brokers handled less than 5% of the total loan business (representing three loans) as construction loans as a courtesy to their contacts rather than as a consequence of a marketing plan. These loans were consolidated into the "residential" category due to the minor nature of the transactions to date.

Commercial Lending Brokering Service: In the commercial loan brokering business area in the long-term, our loan officers call upon developers of commercial property to secure applications for loans secured by commercial real estate. After our personnel process these applications, we serve as an intermediary in finding suitable lenders (or Investors) for the loans. Because of the typically large dollar amount of these loans, insurance companies, pension plans and savings and loan associations fund most of the loan. Upon funding of a commercial loan, we receive a fee from the lender. We plan to transact this business through SkoFed for the foreseeable future. The amount of the fee is determined by the dollar size of the transaction, prevailing competition, and market conditions. As of December 31, 2001, no commercial lending has been recorded.

Marketing: To date, our mortgage loan applicants have been obtained by (1) the actions of the our loan officers and originators, (2) personal contacts through our officers and (3) referrals from previous borrowers. We will also market its loan services by means of direct mail and newspaper advertising.

Market Area: In the short-term (currently and for the next 12 months) we will provide residential loan services to Southern Nevada. According to "Las Vegas Perspective 2001" published by Metropolitan Research Association (MRA), in 2000 there were 523,314 households in our service area. Existing home resales totaled 29,515 with an average sales price of $155,455. There were 20,520 new homes constructed in 2000. New home construction and existing home resales are estimated by management to increase 15% in 2002 on an annualized basis in 2002, although final statistics are not available yet for 2001.

Competition: We are in direct competition with numerous local business entities that provide mortgage banking and brokering services. According to the Nevada Department of Business and Industry/Financial Institution Division, 239 lending institutions are able to compete with our residential loan services. This figure includes all banks, credit unions and mortgage bankers in all of Nevada. The vast majority of mortgage loans are processed by institutions in the immediate area of the home sale. However, it is management's opinion that there are less than 30 consistent competitors for mortgage lending in Southern Nevada.

We face intense competition from the mortgage banking operations of savings & loan and thrift institutions that possess substantially greater financial resources than our company. The competition also has an established share of mortgage banking market, which we believe is increasing. Further, both savings & loan and thrifts have ready access to substantial savings pools available for lending large, multi-store branch systems. Both possess the ability to research and develop new loan products to market through their branch systems.

However, we believe that an unusual mixture of competition and cooperation characterizes the financial services industry. Because of the many types of loan products available in today's marketplace, no individual lending institution specializes in one or, at most, a few loan products.

We work directly with SkoFed approved mortgage bankers, mortgage brokers, and other mortgage originators, making our residential loan services available to their respective sales forces. By taking this overall approach, we believe that we have the ability to lend a broader geographical market area without incurring the expense of numerous branch office facilities, the clerical help in these locations or the direct sales personnel needed to reach a wide segment of the population.

Employees

We currently have 18 employees. Three are officers: Robert Barcelon, Heather Cain and Linda Valez. There is one secretary supporting 14 loan brokers as independent contractors. The officers and directors currently receive no compensation for their duties in corporate capacities. Robert Barcelon and Linda Valez receive compensation based on the commissions as loan brokers. All brokers have a minimum of five years of experience in mortgage loans and are dedicated to residential loans at this time, but are capable of handling construction loans when we plan to concentrate on this area. Our officers and directors devote full time to our business. At present we do not intend to hire additional full-time employees until such time as operations require.

Affiliations

Commercial Evalutation's affiliation with SkoFed is by contract and a fee agreement (see Exhibit 10). There are no other terms or agreements with SkoFed outside of those described in Exhibit 10. We have no affiliates that have any agreement with SkoFed or any other entity. Neither we nor any affiliate have a verbal or written agreement with any other organization for mortgage loans or any other business service.

Legal proceedings

Our company is not a party in to any bankruptcy, receivership or other legal proceeding, and to the best of our knowledge, no such proceedings by or against Commercial Evaluations, Inc. have been threatened.

                                PLAN OF OPERATION

CEI Original Goals and Milestones

Shortly after renaming the company to Commercial Evaluations, Inc. on February 29, 2000, management negotiated an agreement with SkoFed Mortgage Funding as a licensed mortgage company as a Net Branch Operator. Founded in the early 1990s, SkoFed is a regional mortgage banker licensed in Nevada, California, Utah and Oregon. In July of 2000, an improved contract was arranged with SkoFed. One of the first short-term (to the present time) goals was to create a staff that was already well known in the area. After accomplishing this, the original staff was composed of a branch manager, senior loan officer, training officer and five loan officers. These goals were reached before December 31, 2001.

Company Short-Term Goals and Milestones

In the next 12 months, our goal is to hire six new residential loan officers candidates and train them so they may properly enhance our production and possible lead to additional branches here in Las Vegas. Other support people will be added to handle the additional workload. This milestone will be supported by existing office space provided by SkoFed and will not entail significant purchase of equipment or services. Support will be underwritten by the existing "pipeline" of business retained by the new-hire brokers as a prerequisite of their hiring.

Company Long-Term Goals and Milestones

In year two through five, we plan to arrange for other branches both here and other states, such as Texas, California, Utah and Arizona. There have been a few serious meetings regarding creating a web site that will specialize in immediate approvals with a small cost per loan. The web site can be created at a cost of $10,000 and maintained for $2,500 per month, all out of profits from operation and working capital from this Offering. It is expected that the web site would be in full operation early in year two. The lack of a web site would not damage us, merely block an avenue of increase in revenues and earnings. There will be no harm to the business if this goal is not met on time or at all, simply the lack of another growth element in revenues and earnings. The advantages would be to collect additional fees and to enter into agreements with wholesalers and other mortgage bankers. It is estimated that we will grow to 20 brokers in the current location before moving to branch offices. Such a move will only be made when a milestone of $25,000 in cash reserves is available for each office opening and at least six brokers familiar with the new areas are available on similar terms and conditions as the current broker agreements. The ultimate milestone in five years is to be a large mortgage broker in the Western States with 100 loan officers. The cost of rental space and overhead will be funded out of cash reserves.

Description of Securities

We intend to apply the proceeds of this sale of common stock to conducting its business. We do not intend to pay any dividend on our common stock in the immediate or foreseeable future. We plan to apply the profits from its business, if any, to expansion and growth. (See Use of Proceeds.) If the offering is unsuccessful, we will continue with the current number of brokers in the current office location. Such operations have created a positive cash flow with net income. Lack of funds will inhibit expansion plans to cash generated from operations. No cash requirement is required in the next 12 months to continue our expansion at the rate exhibited in the past 12 months, especially in the last quarter of 2001 when six brokers were working full time for three months.

Staffing and Training

We believe that the continuation of our success will be heavily dependent on the quality of our mortgage services to our customers. We feel we must assure that our employees provide a consistently high level of service from the beginning; therefore we plan to ensure that our staff is adequately trained.

                                   MANAGEMENT

Directors are elected for one-year terms in June of each year.

PRESIDENT AND DIRECTOR - ROBERT BARCELON, 49: Responsible for market planning, advertising, public relations, sales promotion, merchandising and training. Has been a lifetime resident of Las Vegas. He has been a full-time loan officer and high producer on a consistent basis. Prior to establishing Commercial Evaluations, Inc., Mr. Barcelon was a loan officer with Family Home Mortgage in Las Vegas from 1995 to 2000. Previously, he was a loan officer with ABC Mortgage of Las Vegas from 1992 to 1995. He was a member of Las Vegas Local 135 Asbestos Workers from 1974 to present. He setup their apprenticeship program, set on joint apprenticeship committee, the executive board, and was involved heavily with contract negotiations between contractors and union.

VICE PRESIDENT OF FINANCE - ROBERT BARCELON, 49: Mr. Barcelon is also responsible for managing the working capital including receivables, cash and marketable securities. He performs financial forecasting including capital budget, cash budget, pro forma financial statements, external financing requirements and financial condition requirements. He directs financial affairs of the organization. He prepares all necessary reports and analysis needed to produce financial statements and budgets. It is expected that this post will be filled by a new hire after the close of this Offering. From 1992 to 1999, Mr. Barcelon was an independent mortgage loan broker. He was President of Las Vegas Local 135 Asbestos Workers from 1983 to 1993.

SECRETARY - HEATHER CAIN, 30: Ms. Cain was a senior loan processor from 1989 to 1999 with ten years of experience with local mortgage companies and her own firm, Southern Nevada Processing Center. She is experienced in FHA, VA, conventional and sub-prime loans. She has lived in Las Vegas since 1987. She is the wife of Robert Barcelon, married in 1996, but has maintained her maiden name for professional reasons.

TREASURER AND DIRECTOR - LINDA VELEZ, 42: Ms. Velez is a mortgage loan broker. She has five years in the loan business with Western Mortgage of Las Vegas from 1995 to 2000. Prior to that she was a special education teacher at the University of California, Riverside from 1985 to 1995. She has an undergraduate degree in liberal arts/finance, June 1985, and a master's degree in business management, June 1987, both from UCLA.

OUTSIDE DIRECTOR - ANNE DEANE, 56: Ms. Dean has been a business consultant to new businesses from 1990 to the present. for the past 10 years. She specializes in the documentation of the formation of new incorporations in the State of Nevada and acts as the designated resident agent for corporations as required by Nevada law. Corporations may contract for all of some of the resident agent services: accepting legal notices, office services, banking services, tax filings, corporation filings and similar corporate maintenance activities. For the previous 27 years she was a mining analyst for Anaconda Mining and a project analyst for a similar Company, Peter Keiwitt. These duties included the analysis of filed testing data, economic modeling, risk/reward analysis for drilling programs, contract negotiations with contractors and mineral purchasing companies as well as monitoring of regulatory activities. Ms. Dean received an undergraduate degree in business in 1967 and earned a Ph.D. in business in 1974 from the University of Nebraska, Lincoln.

               COMPENSATION OF OFFICERS, DIRECTORS, AND MANAGEMENT

     All compensation received by Officers of our company will be determined from time to time by the Board of Directors. At present there is no compensation for directors. Officers are paid on a commission basis. Robert Barcelon receives 100% of the total fees from SkoFed for his sales. Other members of management receive from 50% (for in-house generated sales leads) up to 80% (for sales based on leads generated by the sales person and on mortgages totaling more than $500,000 in any one month) of the total fees from SkoFed.


Management Compensation

2000
                          Outside                                    Commissions
Name                      Services      Commissions      Salary        Payable

Robert Kelly               $28,191           --            --             --

Robert Barcelon               --          $20,836          --             --

Heather Cain                  --          $11,313          --             --


2001

Robert Barcelon               --          $38,125          --             --

Linda Velez                   --          $ 5,045          --             --

Heather Cain                  --          $64,764          --             --


Executive Compensation

     Subsequent to the offering, CEI will pay $18,000 per year to Loan Processor Heather Cain. Heather Cain is also an employee of SkoFed Mortgage as a Loan Processor. She receives and income from SkoFed, independent of that from CEI. Robert Barcelon and Linda Velez will continue to be paid a commission according to the current schedule on loans that they submit and close.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Capital Contributions

     The principal shareholders have contributed $50,000 in capital contributions received from Karlton Management, Inc. which was secured in a promissory note by their 500,000 Shares. The loans were repaid as of September 24, 2001.

Loans Guaranteed By Principal Stockholder

     There are no current or anticipated corporate loans guaranteed by the principal Shareholders.

Security Ownership of Management

The following table sets forth, as of the date of this offering, the outstanding shares of common stock of Commercial Evaluations, Inc., owned of record or beneficially by each person who owned of record, or was known by us to own beneficially, more than 5% of the our Common Stock, and the name and shareholdings of each officer and director and all officers and directors as a group:

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



Class             Owner                    Owned Before            Owned After

COMMON            DESERT PROFESSIONAL
                  SERVICES, INC.*         450,000     90%       450,000   50.00%
                  4160 S. Pecos Rd, #20
                  Las Vegas, Nv  89121

COMMON            LINDA VELEZ              50,000     10%        50,000    5.56%
                  300 E. Coast Hwy        500,000    100%       500,000   55.56%
                  Newport Beach, CA  92660

* Desert Professional Services is owned by Anne Dean, Director of CEI and Robert Barcelon President and Director of CEI.

Recent Transfers of Unregistered Securities

On March 3, 2000, CEI sold 300,000 shares of common stock to our founder Robert Kelly, 100,000 shares of common stock to Robert Barcelon, 50,000 shares of common stock to Anne Dean and 50,000 shares of common stock to Linda Velez. These stock issuances were made in accordance with Section 4(2) of the Securities Act of 1933, as amended. On November 29, 2000, Desert Professional Services, Inc., whose sole 50% shareholders are Robert Barcelon and Anne Dean, agreed to purchase the 300,000 shares previously held by Mr. Kelly in a private transaction pursuant to Section 4(2) of the Securities Act.

                          DESCRIPTION OF THE SECURITIES

Common Stock

The authorized capital stock of CEI consists of 50,000,000 shares of common stock, $0.001 par value per share. The holders of common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of CEI; (ii) are entitled to share ratably in all of the assets of CEI available for distribution or winding up of the affairs of CEI; (iii) do not have preemptive subscription or conversion rights and there are no redemption or sinking fund applicable thereto; and (iv) are entitled to one non-cumulative vote per share, on all matters which shareholders may vote on at all meetings of shareholders.

Non-Cumulative Voting

The holders of shares of common stock of CEI do not have cumulative voting rights which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of CEI's directors. After the present offering is completed, if all of the shares offered are sold, the public shareholders will own approximately 44.44% of the outstanding shares of CEI. The present shareholder may, however, purchase more than fifty percent (50%) of the shares being offered, which would increase their percentage and decrease that of new shareholders. The present shareholders do not plan to purchase shares in the offering.

Dividends

The payment by CEI of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon CEI's earnings, its capital requirements and its financial condition, as well as other relevant factors. CEI has not paid or declared any dividends to date due to its present financial status, but anticipates paying dividends upon its common stock in the future, provided it has sufficient earnings for that purpose. (See Risk Factors - No Dividend)

Reports

CEI intends to file annual reports to shareholders with the Securities and Exchange Commission within 90 days of the end of the fiscal year, certified by its independent auditors, and will file unaudited quarterly reports, reviewed by its independent auditors, within 45 days of the end of each quarter.

Escrow Agent/Transfer Agent

         Transfer Agent:       Silverado Stock Transfer, Inc.
                                          8170 Eastern Avenue
                                          Suite 4-602
                                          Las Vegas, NV 89123
                                          (702) 263-0920

         Trustee:                   Thomas C. Cook and Associates, Ltd.
                                          Client Trust Account
                                          4955 South Durango Drive
                                          Suite 214
                                          Las Vegas, NV 89113
                                          (702) 952-8519

Shares Eligible for Future Sale

All of the 500,000 shares of common stock that are held by the initial shareholders were issued in reliance on the private placement exemption under the Securities Act of 1933, as amended (the Act). Such shares are not to be available for sale in the open market without registration except in reliance upon the volume limitation requirements of Rule 144(e) of the Securities Act of 1933, as amended.

Shares held by officers, directors, and the initial shareholder, are classified as restricted stock. In general, under Rule 144(e), a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of the company as that term is defined under the Act, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume on all national securities exchanges and through Nasdaq during the four calendar weeks preceding such sale (whichever is higher), provided that certain current public information is then available. The shares of common stock acquired by the initial shareholders will not be eligible for public sale under Rule 144(e) subject to the foregoing restrictions until November 29, 2002. None have been filed for sale. The founders' 500,000 Shares are not being included in this registration.

Rule 144 governs resale of restricted securities for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates that were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of the Company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company (Applicable Requirements). Resales by the company's affiliates of restricted and unrestricted common stock are subject to the applicable requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock that has been held for two years free of the Applicable Requirements.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

We have two shareholders. Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. At some time in the future, a market maker may make application for listing our shares.

Presently, we are privately owned. This is our Initial Public Offering. Most Initial Public Offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by Robert Barcelon, President and Director of the company. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a shareholder in the event a shareholder desires to sell his shares.

Currently the shares are subject to Rule 15g-1 through Rule 15g-9, which provides, generally, that for as long as the bid price for the shares is less than $5.00, they will be considered low priced securities under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

                              PLAN OF DISTRIBUTION

We are offering 400,000 shares on an all or nothing, best efforts basis directly to the public through Robert Bercelon, President and Director of CEI. If we do not receive the minimum proceeds within 120 days from the effective date of this prospectus, unless extended by us for up to an additional 60 days, your investment will be promptly returned to you without interest and without any deductions. We may terminate this offering prior to the expiration date.

In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased either by cashiers check or by check payable to the order of Thomas C. Cook Client Trust Account.

Until all 400,000 shares are sold, all funds will be deposited in a non-interest bearing trust account at Thomas C. Cook and Associates, Ltd., 4955 South Durango Drive, Suite 214, Las Vegas, Nevada 89113. In the event that 400,000 shares are not sold during the 180 day selling period commencing on the effective date of this prospectus, all funds will be promptly returned to investors without deduction or interest.

Solicitation for purchase of our shares will be made only by means of this prospectus and communications with our officers and directors who are employed to perform substantial duties unrelated to the offering, who will not receive any commission or compensation for their efforts, and who are not associated with a broker or dealer.

Our President and Director, Robert Barcelon, will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an Issuer may participate in the Offering of the Issuer's securities and not be deemed to be a broker-dealer. Mr. Barcelon falls into the category of described by Rule 3a4-1-a-4-ii which provides an exemption when the associated person meets all of the following conditions: A. The associated person primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and B. The associated person was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and C. The associated person does not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of this section, except that for securities issued pursuant to rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

Further, as this offering is intended to be sold only in the State of Nevada and pursuant to the rules set forth by the Nevada Secretary of State, Securities Division, Mr. Barcelon has been granted a waiver requiring a license to sell our stock. (See Exhibits - Nevada Waiver Order)

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

                                  LEGAL MATTERS

The legality of the issuance of the shares being offered and certain other matters will be passed upon for Commercial Evaluations, Inc. by Thomas C. Cook and Associates, Ltd., 4955 South Durango Drive, Suite 214, Las Vegas, Nevada 89113.

                                     EXPERTS

The financial statements included in this registration statement, to the extents and for the periods indicated in its report, have been included herein in reliance upon the report of Mark Sherman, CPA, the Company's independent certified public accountant, given upon the authority of such firm as experts in accounting and auditing. Mark Sherman was not retained on a contingent basis and received no interest in CEI. Mark Sherman will not act as a promoter, underwriter, voting trustee, director, officer or employee of our company.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                             ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended (the Securities Act), with respect to the shares being offered. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Commercial Evaluations, Inc. and the shares being offered, reference is made to the registration statement and the exhibits and schedules being filed. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, 500 West Madison Street, Building B, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the registration statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet Website, http://www.sec.gov.

                          COMMERCIAL EVALUATIONS, INC.

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2001

                          COMMERCIAL EVALUATIONS, INC.

                                DECEMBER 31, 2001

                                    CONTENTS

                                                                           Page
                                                                           ----
Independent Auditor's Report                                                F-3

Financial Statements

         Balance Sheet                                                      F-4

         Statement of Operations                                            F-5

         Statement of Stockholders' Equity                                  F-6

         Statement of Cash Flows                                            F-7

         Notes to Financial Statements                                      F-8

                                MARK SHERMAN, CPA
                            316 SOUTH JONES BOULEVARD
                               LAS VEGAS, NV 89107
                    PHONE (702) 645-6318 FAX: (702) 645-1604

--------------------------------------------------------------------------------



                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Commercial Evaluations, Inc.
Las Vegas, Nevada

     I have audited the accompanying balance sheet of Commercial Evaluations, Inc. as of December 31, 1999, December 31, 2000 and December 31, 2001; and the related statement of operations, stockholders' equity and cash flows from inception through December 31, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financials referred to above present fairly, in all material respects, the financial position of Commercial Evaluations, Inc. at December 31, 1999, December 31, 2000 and December 31, 2001; and the results of operations and their cash flows for the period ended December 31, 1999, December 31, 2000 and December 31, 2001 in conformity with generally accepted accounting principles.



/s/  Mark S. Sherman
------------------------
     Mark S. Sherman


February 6, 2002

                          COMMERCIAL EVALUATIONS, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 2001


                                     ASSETS

CURRENT ASSETS
         Cash                                                          $ 12,413
         Prepaid Expenses                                                 1,500
                                                                       --------
                    TOTAL CURRENT ASSETS                                 13,913

                                  FIXED ASSETS
         Equipment., Furn. & Fixtures,
           net of accum. depr. of $3,091                               $ 14,659

                                  OTHER ASSETS
         Deposits                                                      $  2,064
         Investment in real estate                                       43,500
           TOTAL OTHER ASSETS                                          $ 45,564

                                  TOTAL ASSETS                         $ 74,136
                                                                       ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
         Accounts Payable                                              $  3,236
         Commissions Payable                                              4,300
         Note payable                                                     1,833

         Current Portion of Long-term debt                                  305
           TOTAL CURRENT LIABILITIES                                   $  9,674

LONG-TERM LIABILITIES
         Note Payable, less current portion                            $ 41,207


STOCKHOLDERS' EQUITY
         Common Stock, $.001 par value
         Authorized 50,000,000 shares;
         Issued and outstanding at
         December 31, 2001  500,000 shares                             $    500

         Additional Paid In Capital                                    $ 92,181

         Retained Earnings (Deficit)                                   ($69,426)
                                                                       --------

         TOTAL STOCKHOLDERS' EQUITY                                    $ 23,255
                                                                       --------

                  TOTAL LIABILITIES AND
                  STOCKHOLDERS' EQUITY                                 $ 74,136
                                                                       ========

                See accompanying notes to financial statements.



                                 COMMERCIAL EVALUATIONS, INC.
                                    STATEMENT OF OPERATIONS


                                                                                 June 7, 1994
                               Jan 1, 2001      Jan 1, 2000      Jan 1, 1999      (Inception)
                                   to               to               to           to December
                               Dec 31, 2001     Dec 31, 2000     Dec 31, 1999      31, 2001

INCOME
Revenue                         $ 336,373        $  64,119        $       0       $ 400,492
                                ---------        ---------        ---------       ---------
TOTAL INCOME                      336,373           64,119                0         400,492


EXPENSES

General and
         Administrative        ($ 344,197)      ($ 121,796)       $       0      ($ 465,993)
                                ---------        ---------        ---------

Depreciation and Amortization  ($   2,697)      ($   1,228)       $       0      ($   3,925)
                                ---------        ---------        ---------       ---------
TOTAL EXPENSES                  $ 346,894        $ 123,024        $       0       $ 469,918

                                ---------        ---------        ---------       ---------
NET PROFIT (LOSS)               ($ 10,521)       ($ 58,905)       $       0      ($  69,426)
                                =========        =========        =========       =========


NET PROFIT (LOSS)
PER SHARE                       ($   0.02)       ($    .11)       $       0      ($    0.13)
                                =========        =========        =========       =========


AVERAGE NUMBER OF
SHARES OF COMMON
STOCK OUTSTANDING                 500,000          500,000          500,000         500,000
                                =========        =========        =========       =========


                        See accompanying notes to financial statements

                                              F-5

                          COMMERCIAL EVALUATIONS, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY


                                 Common Stock
                                 ------------
                                   Number                Additional   Retained
                                     of                    Paid In    Earnings
                                   Shares       Amount     Capital    (Deficit)

Inception 6-7-94
To 12-31-99                              0            0           0           0
                                 ---------    ---------   ---------   ---------

March 9, 2000
Issued for cash                    500,000    $     500   $  49,500        --
Net (Loss), 12-31-00                  --           --          --     ($ 58,905)
                                 ---------    ---------   ---------   ---------

Balance Dec. 31, 2000              500,000    $     500   $  49,500   ($ 58,905)


Net (Loss), 3-31-01                   --           --          --     ($    191)
                                 ---------    ---------   ---------   ---------

Balance March 31, 2001             500,000    $     500   $  49,500   ($ 59,096)

Shareholder contributed capital       --           --     $  34,697        --
Net (Loss), 6-30-01                   --           --          --     ($ 15,347)
                                 ---------    ---------   ---------   ---------
Balance June 30, 2001              500,000    $     500   $  84,197   ($ 74,443)

Shareholder contributed capital       --           --         6,635        --

Net loss, 9-30-01                     --           --          --     ($    825)
                                 ---------    ---------   ---------   ---------
Balance September 30, 2001         500,000    $     500   $  90,832   ($ 75,268)

Shareholder contributed capital       --           --     $   1,349        --

Net income, 12-31-01                  --           --          --         5,842
                                 ---------    ---------   ---------   ---------
Balance, December 31, 2001         500,000    $     500   $  92,181   ($ 69,426)


                 See accompanying notes to financial statements.




                                       COMMERCIAL EVALUATIONS, INC.
                                          STATEMENT OF CASH FLOWS


                                                  Jan 1, 2001            Jan 1, 2000        Jan 1, 1999
                                              to December 31, 2001     to Dec 31, 2000     to Dec 31, 1999

CASH FLOWS FROM
OPERATING ACTIVITIES

Net Income (Loss)                                   ($10,521)              ($58,905)          ($     0)

Gain (Loss) on Sale of Equipment                        --                 (  2,669)              --
Depreciation                                           2,697                  1,228               --
Accounts Receivable dec(inc)                         $     0                      0               --
Prepaid expenses increase                           ($ 1,500)                     0               --
Other Assets increase                               ($ 2,064)                     0               --
Accounts Payable (dec)inc                           ($ 6,063)                10,566               --
Current liabilies inc (dec)                            6,133                     63               --

CASH FLOWS FROM
OPERATING ACTIVITIES                                ($11,318)              ($49,717)              --

CASH FLOWS FROM
INVESTING ACTIVITIES

Purchase of Equipment                               ($15,978)                     0               --
Purchase of Real Estate                             (  1,000)                  --                 --

CASH FLOWS FROM
INVESTING ACTIVITIES                                ($16,978)                     0               --

CASH FLOWS FROM
FINANCING ACTIVITIES

Principal payments on notes payable                 ($ 2,255)                     0               --
Issuance of common stock                                --                      500               --
Additional paid-in capital                            42,681                $49,500               --

CASH FLOWS FROM
FINANCING ACTIVITIES                                 $40,426                $50,000               --

Net increase
(decrease) in Cash                                   $12,130                $   283               --

Cash
Beginning of Period                                      283                $     0               --
Cash
                                                     -------                -------
December 31, 2001                                    $12,413                $   283            $  --
                                                     =======                =======            =======

Supplemental Disclosure of cash flow information:

Purchase of Real Property for $1,000 cash and assumption of notes payable of $42,500.


                              See accompanying notes to financial statements.

                                                    F-7

                          COMMERCIAL EVALUATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2001

NOTE 1 - ORGANIZATION AND ACCOUNTING POLICIES

The Company was incorporated June 7, 1994 under the laws of the State of Nevada. The Company was organized to engage in any lawful activity. The corporation was originally organized under the name of ZXS Corporation and on February 29, 2000 changed its name to Commercial Evaluations, Inc.

     The Company's accounting policies and procedures are as follows:

     1.   The Company uses the accrual method of accounting.
     2. Earnings per share are computed using the weighted average number of shares of common stock outstanding.
     3. The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid since inception.
     4. The Company depreciates its equipment based on the straight line method over the applicable useful lives of the assets.
     5.   The Company's fiscal year end is December 31st.

NOTE 2 - CASH

For the Statements of Cash Flows, all highly liquid investments with maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2001, December 31, 2000 and December 31, 1999.


NOTE 3 - COMMON STOCK

On March 9, 2000 500,000 shares of $.001 par value stock was issued in exchange for $50,000.

NOTE 4 - BUSINESS AGREEMENT

The Company has an agreement with a Mortgage funding entity whereby the Company provides mortgage loans to this funding company and the funding company in turn processes and funds the mortgage loans. Substantially all of the revenues generated by the Company are derived from this Mortgage funding entity. Upon the closing of any mortgage loan a loan fee is paid to the Company for the providing of the loan, usually 1% of the loan but it may vary depending on the credit worthiness of the customer.

NOTE 5 - LEASE AGREEMENTS

The Company entered into a 3 year lease of its facilities beginning September 1, 2001. The agreement calls for 5 monthly payments starting with October 1, 2001 at $1,474.40 and then $6,000 to be prorated for the remainder of the lease with (8%) interest. The rent for months 7-12 calls for base rent of $2,228.66 plus the prorated amount. The lease calls for annual increases of 5 cents per square foot.

                          COMMERCIAL EVALUATIONS, INC.
                     NOTES TO FINANCIAL STATEMENTS (CONT'D)
                                December 31, 2001


NOTE 5 - LEASE AGREEMENT (CONT'D)


The future minimum lease commitments are as follows:

     2001-2002                  25,687
     2003                       30,724
     2004                       26,391


On January 28, 2002 the Company entered into a 30 month lease of additional facilities. The agreement calls for 30 monthly payments fixed at $2,242.35 per month.

The future minimum lease commitments are as follows:

     2002                       22,423
     2003                       26,908
     2004                       17,938

NOTE 6 - NOTE PAYABLE-REAL ESTATE

On November 15, 2001 the Company purchased a condominium for $1,000 and assumed the existing first and second deed of trust on this property. The purchase price was $43,500 and the notes totaled $43,500 of which the $1,000 was used as a down payment. The first deed of trust assumed was for $35,598.82 at 13% with payments of $400.49 per month until paid in full. The second deed of trust assumed was for $7,901.18 at 13% with payments of $85.60 per month until paid in full. The current portion of long-term debt on this note is $305. On November 20, 2001 the Company entered into an agreement to rent out this property for $600.00 per month. As of December 31, 2001 $800.00 worth of rental was collected and included in revenues.

On November 26, 2001 the Company entered into a sale agreement with the existing renter for above said property contingent upon the buyer securing adequate financing. The sale price is $65,500 with an escrow closing date on or before July 31, 2002.

NOTE 7 - RECOGNITION OF REVENUE/COMMISSIONS EXPENSE-

An Officer of the Company in his capacity as one of the sales representatives has an agreement with the Company to receive 100% of his commissions related to the loans that he personally closes. Included in revenues for the year ended December 31, 2001 were $146,709 of sales that were also accrued as commissions payable to the Officer.

                                   PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our company's charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of CEI shall have any liability to CEI or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. CEI's charter and bylaws provide that the Company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that CEI shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

The charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Commercial Evaluations, Inc. However, nothing in our charter or bylaws of CEI protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of CEI pursuant to the foregoing provisions, or otherwise, CEI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this registration statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.



          Offering Filing Fees                                  $  500
          Printing Fees and Expenses                               500
          Legal Fees and Expenses                                1,000
          Accounting Fees and Expenses                           1,500
          Trustee's and Registrar's Fees                           500
                                                                ------
          TOTAL                                                 $4,000

RECENT SALES OF UNREGISTERED SECURITIES

On March 3, 2000, CEI sold 300,000 shares of common stock to our founder Robert Kelly, 100,000 shares of common stock to Robert Barcelon, 50,000 shares of common stock to Anne Dean and 50,000 shares of common stock to Linda Velez. These stock issuances were made in accordance with Section 4(2) of the Securities Act of 1933, as amended. On November 29, 2000, Desert Professional Services, Inc., whose sole 50% shareholders are Robert Barcelon and Anne Dean, agreed to purchase the 300,000 shares previously held by Mr. Kelly in a private transaction pursuant to Section 4(2) of the Securities Act.

EXHIBITS.



                        Exhibits        Title of Document

                        3.1             Articles of Incorporation
                        3.2             By-laws
                        5               Legal Opinion
                        10              Material Contracts
                        23.1*           Consent of Thomas C. Cook
                                        and Associates
                        23.2            Consent of Mark Sherman, CPA
                        99.1            Subscription Agreement
                        99.2            Escrow Agreement
                        99.3            Nevada Waiver Order

* Contained in exhibit 5

UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the us of expenses incurred or paid by a director, officer or controlling persons of Commercial Evaluations, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide Offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Commercial Evaluations, Inc. certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf, in the City of Las Vegas, State of Nevada, on March 11, 2002.





Dated:  March 13, 2002                      COMMERCIAL EVALUATIONS, INC.


                                            By:  /s/  Robert Barcelon
                                               --------------------------------
                                                      Robert Barcelon
                                                      Chairman of the Board,
                                                      Director,
                                                      Chief Executive Officer,
                                                      and President

Dated:  March 13, 2002                      By:  /s/  Heather Cain
                                               --------------------------------
                                                      Heather Cain
                                                      Chief Operating Officer,
                                                      and Director

Dated:  March 13, 2002                      By:  /s/  Linda Valez
                                               --------------------------------
                                                      Linda Valez
                                                      Chief Financial Officer

Dated:  March 13, 2002                      By:  /s/  Anne Dean
                                               --------------------------------
                                                      Anne Dean
                                                      Director